AMENDED AND RESTATED ADVISORY AGREEMENT

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

THIS AMENDED AND RESTATED ADVISORY AGREEMENT dated February 25, 2026 (this “Agreement”) with an effective date as set forth in Section 7(a) below, between RUSSELL INVESTMENTS STRATEGIC CREDIT FUND, a Delaware statutory trust hereinafter called the “Fund,” and RUSSELL INVESTMENTS CREDIT ADVISER, LLC, a Washington Limited Liability Company hereinafter called the “Adviser” amends and restates in its entirety the Advisory Agreement dated May 19, 2025 between the Fund and the Adviser.

WHEREAS, the Fund will operate as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”) for the purpose of investing and reinvesting its assets in securities and other instruments pursuant to distinct investment objectives and policies, as set forth more fully in its Declaration of Trust, as amended from time to time (the “Declaration of Trust”), its bylaws and its registration statement under the 1940 Act and the Securities Act of 1933, all as heretofore amended and supplemented; and the Fund desires to avail itself of the services set forth herein; and

WHEREAS, the Adviser is principally engaged in the business of rendering investment advisory services and is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, the Fund will offer shares of beneficial interest (“Shares”) in the Fund to the public; and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund and the Adviser is willing to so render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed between the Fund and the Adviser as follows:

1. Appointment of Adviser.

(a) The Fund hereby employs the Adviser to manage the investment and reinvestment of the Fund’s assets in the manner set forth in Section 2 of this Agreement, subject to the direction of the Board of Trustees (the “Board”) and the officers of the Fund, for the period, in the manner, and on the terms hereinafter set forth. The Adviser accepts such appointment for the compensation herein provided and agrees to render the services and assume the obligations set forth in this Agreement. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way.

2. Duties of Adviser.

(a) Subject to the general supervision of the Board, the Adviser shall manage the investment operations of the Fund and the composition of the Fund’s assets, including the purchase, retention and disposition thereof. In this regard, the Adviser:

(i) shall provide supervision of the Fund’s assets, furnish a continuous investment program for the Fund in accordance with the Fund’s Prospectus and Statement of Additional Information (“SAI”) included as part of the Fund’s registration statement filed with the SEC, and shall determine, from time to time, what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets of the Fund will be invested or held uninvested as cash;

(ii) shall provide periodic reports to the Board concerning the Adviser’s discharge of its duties and responsibilities under this Agreement as the Board shall reasonably request;

(iii) shall vote or, in accordance with the Adviser’s proxy voting policies, procedures and guidelines, cause to be voted, proxies (unless the Adviser has, in accordance with the terms of this Agreement, delegated to a Money Manager (as defined below) the voting of such proxies), exercise consents, and exercise all other rights appertaining to securities and assets held by the Fund;

(iv) shall, as appropriate, select broker-dealers to execute portfolio transactions for the Fund. All purchase and sale orders will be placed with broker-dealers who are selected by the Adviser as able to provide “best execution” of such orders for the Fund. However, this responsibility shall not be deemed to obligate the Adviser to solicit competitive bids for each transaction. The Adviser may execute any portfolio transactions and foreign exchange transaction through an affiliate, including through Russell Investments Implementation Services, LLC (“RIIS”), for which the Fund pays the affiliate a commission, fee, or other remuneration. The Adviser agrees that all portfolio transactions it executes with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Adviser, including RIIS, will be executed pursuant to the Fund’s Rule 17e-1 Policies and Procedures or the Russell Investment Management, LLC SEC No Action Letter (Dec. 16, 2016). “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities or other instruments on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that may enhance the Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), that the Adviser may use a broker whose commissions on transactions may exceed the commissions that another broker would have charged for effecting the transactions, provided that the Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Adviser’s overall responsibilities to the Adviser’s discretionary accounts;

(v) may, on occasions when it deems the purchase or sale of a security or other instrument to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by the Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities, instruments or future contracts be sold or purchased in order to obtain best execution. In such event, allocation of the securities, instruments or future contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other accounts;

(vi) may execute all documents and agreements with brokers and dealers for the purposes of managing the Fund provided that: (i) the Adviser does not contravene the Prospectus or SAI; (ii) should the Adviser aggregate transactions of the Fund with other client accounts managed by the Adviser, any liability or amounts due from other client accounts will not be attributable or chargeable to the Fund; and (iii) Adviser shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected;

(vii) may create or arrange for the creation of a subsidiary or special purpose vehicle or otherwise form such subsidiary or special purpose vehicle, and may make investments through such subsidiary or special purpose vehicle, in accordance with the 1940 Act, if it is necessary or convenient for the Adviser to make such investments on behalf of the Fund through such subsidiary or special purpose vehicle;

(viii) shall make available and provide financial, accounting, and statistical information required by the Fund for the preparation of registration statements, reports, and other documents required by applicable federal and state securities laws, and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares;

(ix) in connection with its management of the Fund, shall take into account, where possible, anticipated sales and repurchases of Shares;

(x) shall provide information and assistance as reasonably requested by the other service providers of the Fund in connection with the registration of Shares of the Fund in accordance with applicable state and foreign law securities requirements and regulatory requirements applicable to investors in the Fund;

(xi) shall furnish to the Fund or its designees, such statistical information with respect to the assets or investments that the Fund may hold or contemplate purchasing as the Board or its designees may reasonably request;

(xii) shall furnish to the Board such periodic and special reports as the Board may reasonably request;

(xiii) shall make available its officers and employees to the Board and officers of the Fund for consultation and discussions regarding the management of the Trust and its investment activities; and

(xiv) shall, subject to the general supervision of the Board, on behalf of the Fund, supervise and monitor the services provided by the Fund’s administrator and transfer agent.

(b) The Adviser, in connection with its rights and duties with respect to the Fund:

(i) shall use the same skill and care in the management of the Fund as it uses in the management of other accounts to which it provides investment advisory services, but shall not be obligated to give the Fund more favorable or preferential treatment vis-a-vis its other clients; and

(ii) shall act in conformity with the Fund’s Declaration of Trust, bylaws, registration statement, Prospectus, SAI, any exemptive orders, and written instructions and directions of the Board, and comply with and conform to the requirements of all applicable securities and tax laws and rules, including the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and all other applicable federal and state laws, regulations and rulings.

(c) The Adviser shall:

(i) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code and the regulations thereunder;

(ii) discharge the foregoing responsibilities subject to the control and supervision of the Board and in compliance with such policies and procedures of the Fund that the Board may from time to time establish;

(iii) promptly notify the Fund in the event that the Adviser or any of its affiliates: (I) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement or (II) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement.

(d) In providing investment advisory services to the Fund, the Adviser will provide the Fund with ongoing investment guidance, policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

(e) Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Fund, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to one or more investment sub-advisers (“Money Managers”) any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Fund, the Adviser may adjust such duties, the portion of assets being managed, and the fees to be paid by the Adviser; provided, that in each case the Adviser will continue to oversee the services provided by such Money Manager and any such delegation will not relieve the Adviser of any of its obligations under this Agreement. In the Adviser’s sole discretion, any Money Manager (i) may have full or partial investment discretion and may make all determinations with respect to the investment of the Fund’s assets assigned to the Money Manager and the purchase and sale of portfolio securities and other instruments with those assets, and such steps as may be necessary to implement its decision; or (ii) may be engaged to provide advice on a non-discretionary basis to the Adviser for use in making investment decisions for the Fund.

To the extent the Adviser determines to delegate some or all of its duties and obligations under this Agreement to one or more Money Managers, the Adviser shall perform appropriate due diligence to research and evaluate each potential Money Manager; shall monitor and evaluate the investment performance of each Money Manager; shall determine the portion of the Fund’s assets to be managed by each Money Manager; shall coordinate the investment activities of the Money Managers; and acting as a fiduciary for the Fund shall compensate the Money Managers from the Adviser’s own resources. The Adviser shall not be responsible or liable for the investment merits of any decision or recommendation by a Money Manager to purchase, hold, or sell a security or other instrument for the Fund.

Subject to compliance with the 1940 Act and any applicable Fund policies and procedures, the Adviser may delegate to a Money Manager the voting of proxies relating to a Fund’s portfolio securities in accordance with the Adviser’s or such Money Manager’s proxy voting policies and procedures.

(f) Adviser shall have the authority to (i) enter into, on behalf of the Fund and as its adviser and/or agent in fact with respect to the Fund, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Fund and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities or instruments (listed and over-the-counter), options on indices (listed and over the- counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities or instruments, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”), (ii) pledge and deliver cash, securities, instruments, commodities or other assets of the Fund as collateral security in connection with any Investment Instrument, and (iii) otherwise act on behalf of the Fund with respect to Investment Instruments in the Fund in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Fund under any Investment Instruments in the Fund or other agreement or documentation.

(g) The Adviser shall treat as confidential and proprietary information regarding the Fund, including the Fund’s records and other information relative to the Fund and its prior, current or potential shareholders. The Adviser shall not use such records and information for any purpose other than the performance of its duties and responsibilities under this Agreement, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(h) The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(i) The Adviser is hereby authorized to utilize the research and other resources of its affiliates in providing investment advisory services pursuant to this Agreement. The Fund shall not be obligated to pay any fee to an affiliate of the Adviser for these services.

3. Expenses of the Fund. It is understood that the Fund will pay all its expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Fund shall include:

(a) Organizational and offering expenses;

(b) Expenses of all audits by independent public accountants;

(c) Expenses of transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

(d) Expenses of custodial services including recordkeeping services provided by the custodians;

(e) Expenses of fund accounting services;

(f) Expenses of fund administration services;

(g) Expenses of obtaining quotations for calculating the value of the Fund’s net assets including costs of vendors other than those engaged by the fund accountant to provide fair value recommendations with respect to individual Fund holdings;

(h) Expenses of maintaining the Fund’s tax records;

(i) Salaries and other compensation of any of the Fund’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Adviser;

(j) Taxes levied against the Fund, including any interest and penalties on such taxes;

(k) Brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments or currency for the Fund;

(l) Costs of borrowing money, including but not limited to interest on borrowed funds and any and all fees related to borrowing money (including commitment fees and legal fees associated with entering into or renewing a line of credit or other type of borrowing facility);

(m) Costs and/or fees for (1) meetings of the Board; (2) shareholder meetings (except for meetings required as a result of a change of control of the Adviser or any Money Manager); (3) the registration of shares with federal and state securities authorities, including the preparation of the Fund’s registration statements, any web-based or software tool used in such preparation, and registration fees; (4) expense management, financial statement preparation/typesetting and/or portfolio administration software; (5) third-party vendors engaged to assist with compliance with the 1940 Act and the rules thereunder; (6) the printing and mailing of prospectuses and reports of the Fund to its shareholders; (7) the preparation and filing of reports with regulatory bodies, including the cost of vendors and/or software tools utilized in connection with such reporting; (8) the maintenance of the Fund’s existence; (9) third-party vendors engaged to assist with proxy voting administration, class action or other securities litigation administration, and to provide peer comparisons for the Board’s contract renewal process; (10) electronic portals for Board materials; and (11) index licensing;

(n) Investment-related fees and expenses related to investments or potential investments the Adviser or a Money Manager enters into or considers on behalf of the Fund (including but not limited to any and all fees and expenses related to the Fund’s investments or potential investments in co-investments, such as fees related to the origination, sourcing, acquisition, servicing, identification, due diligence or disposition of potential co-investments, and legal fees associated with co-investments);

(o) All fees and expenses incurred by and allocated to the Fund by a Money Manager (including but not limited to any and all investment-related fees and expenses) in accordance with the terms of its sub-advisory agreement;

(p) Costs and/or fees associated with the Fund’s repurchase program;

(q) Costs and/or fees associated with the liquidation of the Fund;

(r) Legal fees, including the legal fees related to the registration and continued qualification of the Fund shares for sale;

(s) Costs of printing stock certificates representing shares of the Fund;

(t) Trustees’ fees and expenses to trustees who are not officers, employees, or stockholders of the Adviser or any of its affiliates;

(u) the cost of the Fund’s D&O / E&O insurance policy premiums and any Independent Directors Liability insurance policy premium;

(v) The Fund’s fidelity bond required by Section 17(g) of the 1940 Act;

(w) Association membership dues; and

(x) Extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

4. Compensation.

(a) As compensation for the services provided by the Adviser under this Agreement, the Fund will arrange for the Fund to pay the Adviser at the end of each calendar month a management fee computed daily at an annual rate of 1.50% the Fund’s average daily net assets. The “average daily net assets” of the Fund shall mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the close of the regular trading session on the New York Stock Exchange (“NYSE”) on each business day on which the NYSE is open for trading. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust, the registration statement and the Fund’s securities valuation procedures. If, pursuant to such provisions, the determination of net asset value is suspended for any particular Business Day, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Adviser’s compensation is payable pursuant to this Section 4, then the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4. For the avoidance of doubt, the compensation set forth herein does not include compensation for the execution of portfolio or foreign exchange transactions, including the execution of portfolio or foreign exchange transactions by RIIS, an affiliate of Adviser, for which the Fund pays a separate commission or compensation, respectively.

(b) The Adviser will also be entitled to an incentive fee (“Incentive Fee”) calculated and payable quarterly in arrears in an amount equal to 10% of the Fund’s “pre-incentive fee net investment income” accrued on co-investments in loans, credit securities and other credit-related instruments in the portion of the Fund directly managed by the Adviser (“Adviser Co-Investments”) for the immediately preceding fiscal quarter (“Pre-Incentive Fee Adviser Co-Investment Net Investment Income”). For the avoidance of doubt, Adviser Co-Investments do not include co-investments in loans, credit securities and other credit-related instruments in any portion of the Fund allocated by the Adviser to a Money Manager. Pre-Incentive Fee Adviser Co-Investment Net Investment Income includes interest income, dividend income and other income

(including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from an investment) accrued on the Adviser Co-Investments during the immediately preceding fiscal quarter less the product of the Fund’s Operating Expenses (as defined below) and the proportion of the Fund’s assets represented by Adviser Co-Investments as compared to the Fund’s total assets (“Allocated Operating Expenses”). For such purposes, the Fund’s operating expenses (“Operating Expenses”) will exclude the Incentive Fee and any class-level fees, including the shareholder servicing fee and any distribution fees. Pre-Incentive Fee Adviser Co-Investment Net Investment Income includes only income earned on the Adviser Co-Investments and does not include income earned on any of the Fund’s other co-investments or other investments. The Incentive Fee is subject to a hurdle rate, expressed as a rate of return on the average daily net asset value of Adviser Co-Investment assets for the period, equal to 1.50% per quarter (or an annualized hurdle rate of 6.0%), subject to a “catch-up” feature (as described below). The Incentive Fee for each fiscal quarter is calculated as follows:

(i)

No incentive fee is payable in any fiscal quarter in which the Pre-Incentive Fee Adviser Co-Investment Net Investment Income does not exceed a quarterly return of 1.50% of the average daily net asset value of Adviser Co-Investment assets for the fiscal quarter (the “Quarterly Return”).

(ii)

All Pre-Incentive Fee Adviser Co-Investment Net Investment Income (if any) that exceeds the Quarterly Return, but is less than or equal to 1.667% of the average daily net asset value of Adviser Co-Investment assets for the fiscal quarter will then be payable to the Adviser. The “catch-up” provision is intended to provide the Adviser with an incentive fee of 10% on all of Pre-Incentive Fee Adviser Co-Investment Net Investment Income when it reaches 1.667% in any fiscal quarter.

(iii)

For any fiscal quarter in which Pre-Incentive Fee Adviser Co-Investment Net Investment Income exceeds 1.667% of the average daily net asset value of Adviser Co-Investment assets for the fiscal quarter, the Incentive Fee will equal 10% of Pre-Incentive Fee Adviser Co-Investment Net Investment Income and will then be payable to the Adviser.

(iv)	The Incentive Fee will be allocated to each class of the Fund’s Shares based on the average daily net asset value of each class of the Fund’s Shares.

5. Books and Records. The Adviser agrees to maintain and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1 under the 1940 Act (other than clause (b)(4) and paragraphs (c), (d) and (e) thereof). The Adviser further agrees that all records which it maintains for the Fund are the property of the Fund and it shall surrender promptly to the Fund any of such records upon the Fund’s request.

6. Liabilities of the Adviser.

(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Adviser or its corporate affiliates, the Adviser and its corporate affiliates shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument.

(b) No provision of this Agreement shall be construed to protect any Trustee or officer of the Fund, or the Adviser and its corporate affiliates, from liability in violation of Section 17(h) and (i) of the 1940 Act.

7. Term, Renewal and Termination.

(a) This Agreement shall become effective on the date the Fund is first offered for sale and shall continue in effect through the period ending two years from such date. The Agreement is renewable annually thereafter for successive one-year periods (a) by a vote of a majority of the Trustees of the Fund, or (b) by a vote of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees who are not parties to this Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Fund), cast in accordance with the requirements of the 1940 Act (as amended) and the rules and regulations thereunder, or in accordance with such regulatory guidance, interpretations, or exemptive relief issued by the SEC or its staff from time to time.

(b) This Agreement:

(i) May at any time be terminated without the payment of any penalty either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the Adviser;

(ii) Shall immediately terminate in the event of its assignment; and

(iii) May be terminated by the Adviser on 60 days’ written notice to the Fund.

(c) As used in this Section 7, the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

(d) Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

8. Trade Names and Trademarks. The parties hereto acknowledge that: (i) the Fund has been granted non-exclusive use of the name “Russell Investments,” subject to certain restrictions and limitations; and (ii) the Trust’s right to use the name may be withdrawn.

9. Amendment of Agreement. This Agreement may be amended by mutual consent, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in accordance with the requirements of the 1940 Act (as amended) and the rules and regulations thereunder, or in accordance with such regulatory guidance, interpretations, or exemptive relief issued by the SEC or its staff from time to time, and, to the extent required by the 1940 Act and interpretations thereof by the SEC and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act).

10. Limitation of Liability. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Fund shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are the Fund and the Adviser and the Fund is the sole beneficiary of the Adviser’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the Shares, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

By:	/s/Ross Erickson
Name:	Ross Erickson
Title:	Treasurer, Chief Financial Officer and Chief Accounting Officer

RUSSELL INVESTMENTS CREDIT ADVISER, LLC

By:	/s/Katherine El-Hillow
Name:	Katherine El-Hillow
Title:	Chairman, President and Chief Investment Officer